UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 21, 2010
Andatee China Marine Fuel Services Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Dalian Ganjingzi District, Dalian Wan Lijiacun
Unit C, No. 68 West Binhai Road, Xigang District Dalian
People’s Republic of China
(Address of Principal Executive Office) (Zip Code)

011 (86411) 8360 4683
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01            Other Events

On May 21, 2010, Dalian Xingyuan Marine Bunker Co. Ltd., a variable interest entity (VIE) through which entity Andatee China Marine Fuel Services Corporation conducts all of its business operations (collectively, the “Company”), entered into an Equity Transfer Agreement (the “ETA”) with Mashan Group Co., Ltd. (the “Seller”).

Under the terms and provisions of the ETA, the Company purchased a 52% ownership interest in Mashan Xingyuan Ship Fuel Co., Ltd., a limited liability company located in Shandong Province, PRC and controlled by the Seller (the “Target”); the Seller will retain the remaining ownership in the entity. The purchase price for the equity acquisition was RMB3,640,000 (approximately US$0.53 million), payable in lump sum shortly upon closing of the acquisition; the Company also assumed RMB 0.54 million (approximately US$ 0.08 million) in debt of the Target. The acquired assets include several storage tanks of varying capacities, land use rights and supporting facilities.  The ETA contains several conditions to closing of this acquisition, including, without limitation, the Target’s registration and obtaining of requisite business and regulatory licenses following the equity ownership transfer. The parties anticipate to close this acquisition on or before May 23, 2010.

The Company issued a press release announcing the foregoing equity acquisition, a copy of which press release is furnished as Exhibit 99.1 herewith.

Section 9 – Financial Statements and Exhibits

Item 9.01            Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated May 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wen Tong
Wen Tong, Chief Financial Officer

Date:      May 21, 2010